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                                                  Exhibit 99

January 29, 1996 -       THE ST. PAUL COMPANIES REPORTS RECORD
                         EARNINGS FOR 1995

St. Paul, Minn. - For the third consecutive year, The St.
Paul Companies (NYSE:SPC) has generated record earnings.

     "Operating earnings increased 12%, and net income was up 18% over 1994," said Douglas W. Leatherdale, chairman and chief executive officer. "The St. Paul's capital base has never been stronger. Common shareholders' equity grew $1 billion in the last year, to $3.7 billion, as a result of strong earnings and growth in the realized and unrealized appreciation in our investment portfolio."

     Operating earnings were $464.9 million, or $5.07 per share, for 1995, compared with $413.9 million, or $4.60 per share, for 1994.

     Net income for 1995 was $521.2 million, or $5.68 per share, compared with net income of $442.8 million, or $4.93 per share, for 1994. 1995 net income included after-tax realized investment gains of $56.3 million, or $0.61 per share, compared with $28.9 million, or $0.33 per share, in 1994.

     "Our underwriting operations performed well in 1995,"
Leatherdale said.

     "Our domestic underwriting operation, St. Paul Fire and Marine, recorded an 11 percent increase in premium volume while maintaining a high level of profitability in a very competitive marketplace.

     "Our reinsurance operation, St. Paul Re, and our international underwriting operation, St. Paul
International, both experienced improved results and strong growth.

     "Minet, The St. Paul's insurance brokerage operation, continued to struggle in a difficult worldwide market, producing a $13 million pretax loss in 1995.

     "Our share of The John Nuveen Company's pretax earnings was a record $88 million in 1995, the result of lower interest rates and successful expense management,"
Leatherdale said.  The St. Paul owns 78 percent of Nuveen.

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Fourth-quarter results
----------------------

     Fourth-quarter results were impacted by $25 million in catastrophe losses, most notably from Hurricane Opal.

     For the fourth quarter of 1995, operating earnings were $124.6 million, or $1.34 per share, compared with operating earnings of $126.5 million, or $1.41 per share, for the fourth quarter of 1994.

     Net income for the fourth quarter of 1995 was $155.2 million, or $1.67 per share, compared with net income of $120.8 million, or $1.35 per share, for the fourth quarter of 1994. Net income for the fourth quarter of 1995 included after-tax realized investment gains of $30.6 million, or $0.33 per share, compared with after-tax investment losses of $5.7 million, or ($0.06) per share, in 1994.

Consolidated Financial Position
-------------------------------

     Consolidated assets of The St. Paul Companies as of
Dec. 31, 1995, were $19.7 billion, compared with $17.5 billion as of Dec. 31, 1994.

     Common shareholders' equity was $3.7 billion on Dec.
31. 1995, compared with $2.7 billion on Dec. 31, 1994. Book value per common share on Dec. 31, 1995, was $44.29, compared with $32.46 on Dec. 31, 1994.

     The St. Paul Companies, headquartered in Saint Paul,
Minn. is a group of companies that provides property-liability insurance underwriting and insurance brokerage products and services throughout the world.

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                   THE ST. PAUL COMPANIES
            TWELVE-MONTHS UNDERWRITING OPERATIONS
                         HIGHLIGHTS

Twelve months ended Dec. 31        1995            1994
---------------------------        ----            ----

Written premiums           $4,243,213,000   $3,623,026,000

Underwriting loss           ($103,045,000)   ($113,008,000)

Net investment income        $731,096,000     $674,818,000

Pretax operating earnings*   $577,509,000     $524,742,000

Statutory combined ratio            101.8            102.3

*excluding realized investment gains


                   THE ST. PAUL COMPANIES
           FOURTH-QUARTER UNDERWRITING OPERATIONS
                         HIGHLIGHTS

Three months ended Dec. 31         1995            1994
--------------------------         ----            ----

Written premiums           $1,074,096,000     $888,520,000

Underwriting profit (loss)   ($36,584,000)      $3,658,000

Net investment income        $188,023,000     $176,449,000

Pretax operating earnings*   $133,918,000     $162,904,000

Combined ratio                      103.3             99.4

*excluding realized investment gains and losses

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                   THE ST. PAUL COMPANIES
                  CONSOLIDATED 1995 RESULTS

                                        1995            1994
                                        ----            ----

Revenues                         $5,409,630,000    $4,701,285,000

Operating Earnings                 $464,852,000      $413,866,000
 Per Common Share (Fully Diluted)         $5.07             $4.60

Realized Investment Gains,
   Net of Taxes                     $56,357,000       $28,962,000
   Per Common Share (Fully Diluted)       $0.61             $0.33

Net Income                         $521,209,000      $442,828,000
 Per Common Share (Fully Diluted)         $5.68             $4.93


                   THE ST. PAUL COMPANIES
             CONSOLIDATED FOURTH-QUARTER RESULTS

                                       1995            1994
                                       ----            ----

Revenues                         $1,446,577,000   $1,173,293,000

Operating Earnings                 $124,579,000     $126,527,000
 Per Common Share (Fully Diluted)         $1.34            $1.41

Realized Investment Gains (Losses),
   Net of Taxes                     $30,668,000      ($5,706,000)
   Per Common Share (Fully Diluted)       $0.33           ($0.06)

Net Income                         $155,247,000     $120,821,000
 Per Common Share (Fully Diluted)         $1.67            $1.35